EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013

Willimantic, Connecticut — October 24, 2013. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported a net loss of $1.7 million, or $0.17 basic and diluted loss per share, for the quarter ended September 30, 2013 versus a net loss of $700,000, or $0.07 basic and diluted loss per share, for the quarter ended September 30, 2012. The Company reported a net loss of $1.9 million, or $0.19 basic and diluted loss per share, for the nine months ended September 30, 2013 compared to net income of $373,000, or $0.04 basic and diluted earnings per share, for the nine months ended September 30, 2012.

Contributing to lower net income for the three and nine months ended September 30, 2013 were costs associated with the September 6, 2013 acquisition of Newport Bancorp, Inc. ("Newport") totaling $1.3 million and $2.2 million (pre-tax), respectively. Excluding the aforementioned costs net of taxes, the Company would have reported a net loss of $787,000, or $0.08 basic and diluted loss per share, for the quarter ended September 30, 2013 and a net loss of $134,000, or $0.01 basic and diluted loss per share, for the nine months ended September 30, 2013.(1)

Net interest income increased $593,000 to $7.1 million for the three months ended September 30, 2013 and was unchanged at $19.7 million for the nine months ended September 30, 2013, compared to the same periods in 2012. Higher net interest income for the third quarter of 2013 was due to an increase in the average balance of loans outstanding and a lower cost of funds versus the comparable periods in 2012.

The provision for loan losses decreased $891,000 and $1.6 million for the three and nine months ended September 30, 2013, respectively, as compared to the same periods in 2012 primarily due to a decrease in nonperforming loans. At September 30, 2013, nonperforming loans totaled $7.7 million, compared to $9.2 million at September 30, 2012, primarily due to decreases in nonperforming residential mortgage loans of $867,000 and consumer loans of $327,000. Net loan charge-offs were $128,000 and $698,000 for the three and nine months ended September 30, 2013, respectively, consisting primarily of residential and commercial mortgage loan charge-offs. Net loan charge-offs were $1.2 million and $1.4 million for the three and nine months ended September 30, 2012, respectively.

Noninterest income was $1.2 million for the quarters ended September 30, 2013 and 2012, and $5.7 million and $6.3 million for the nine months ended September 30, 2013 and 2012, respectively. The Company realized a net loss of $922,000 and $919,000 on the sale of securities during the three and nine months ended September 30, 2013, respectively, primarily related to the sale of $3.4 million in collateralized debt obligations and non-agency mortgage-backed securities previously classified as substandard. Mortgage banking fees declined $433,000 and $260,000 for the three and nine months ended September 30, 2013, respectively, as a result of lower gains realized on residential mortgage loan sales. Wealth management fees increased $14,000 during the third quarter of 2013 due to an increase in trust and investment services fees and declined $852,000 for the first nine months of 2013, compared to the same period in 2012, primarily due to the sale of SI Trust Servicing in April 2012. The Company recognized increases in fair value adjustments of $97,000 and $471,000 on certain derivative instruments during the third quarter and first nine months of 2013, respectively, compared to the same periods in 2012. Additionally, noninterest income for 2013 included a gain of $201,000 on the sale of $3.0 million in commercial business loans held for investment. For the comparable quarter in 2012, the Company recognized a write-down of $410,000 on leasehold improvements and certain equipment related to the planned closure of the New London, Connecticut branch office. For the comparable nine months of 2012, noninterest income included an aggregate loss of $698,000 (pre-tax) on the sale of SI Trust Servicing, offset by an investment gain of $355,000 received from one of the Bank's small business investment company limited partnerships and a gain of $349,000 resulting from death benefit proceeds from a bank-owned life insurance policy.

Noninterest expenses increased $3.0 million and $3.8 million for the three and nine months ended September 30, 2013, respectively, compared to the same periods in 2012. Included in noninterest expenses for 2013 were pre-tax merger costs of $1.3 million and $2.2 million for the respective periods. Increases in salaries and benefits of $556,000 and $831,000 were attributable to an increase in employee compensation due to additional lending staff and higher benefit costs related to equity-based incentive plan compensation and health insurance. Noninterest expenses for the third quarter of 2013 included prepayment penalties totaling $659,000 for the early extinguishment of certain higher rate Federal Home Loan Bank borrowings.
Total assets increased $415.4 million, or 43.6%, to $1.37 billion at September 30, 2013 from $953.3 million at December 31, 2012, principally due to increases in net loan receivables, intangible assets, bank-owned life insurance and premises and equipment as a result of the acquisition of Newport. The increase was offset by a decrease of $3.2 million in loans held for sale and $872,000 in the prepaid FDIC deposit insurance assessment. The higher balance of net loans included increases in mortgage loans of $292.9 million, commercial business loans of $42.8 million and consumer loans of $10.6 million. Total loan originations decreased $6.2 million during the first nine months of 2013 compared to the same period in 2012, mainly due to declines of $44.4 million in mortgage loan originations, offset by increases of $32.7 million in commercial business loan originations and $5.5 million in consumer loan originations.

Total liabilities increased $388.4 million, or 46.9%, to $1.22 billion at September 30, 2013 compared to $827.5 million at December 31, 2012. The increase in total liabilities included increases of $296.4 million in deposits, $70.6 million in Federal Home Loan Bank advances and $15.0 million in a repurchase agreement predominately as a result of the Newport acquisition. Contributing to higher deposits were increases in NOW and money market accounts of $173.4 million, certificates of deposit of $66.6 million, noninterest-bearing deposits of $51.1 million and savings accounts of $5.3 million.

Total shareholders’ equity increased $27.0 million from $125.8 million at December 31, 2012 to $152.7 million at September 30, 2013. The increase in shareholders' equity was attributable to the acquisition of Newport resulting in an increase in equity of $30.1 million and an unrealized gain of $82,000 on an interest-rate swap derivative, offset by a net loss of $1.9 million, a decline in unrealized gains on available for sale securities aggregating $1.5 million (net of taxes) and dividends of $860,000. At September 30, 2013, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“We welcome our new customers and shareholders as a result of our successful acquisition and integration of Newport Bancorp. We are eager to focus our efforts on servicing our new and existing customers and to pursue opportunities in our expanded market within Rhode Island," commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-six branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Non-GAAP Financial Measures
We believe that certain non-GAAP financial measures provide investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We, as well as securities analysts, investors and other interested parties, use these measures to compare peer company operating performance. We believe that our presentation and discussion, together with the accompanying reconciliations, provide a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
(1) The table below presents a reconciliation of net loss and net loss per share to shareholders, excluding the tax-affected transaction costs related to the acquisition of Newport for the three and nine months ended September 30, 2013.

	Three Months Ended	Nine Months Ended
Net Loss (in thousands):	September 30, 2013	September 30, 2013
Net loss as reported	$(1,742)	$(1,879)
Merger-related transaction costs (after tax)	955	1,745
Net loss adjusted for merger-related transaction costs	$(787)	$(134)

Loss Per Share:
Basic and diluted as reported	$(0.17)	$(0.19)
Merger-related transaction costs (after tax)	0.09	0.18
Basic and diluted adjusted for merger-related transaction costs	$(0.08)	$(0.01)
Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the ability to successfully integrate the operations of the former Newport Bancorp, Inc., the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	September 30,	December 31,
(Dollars in Thousands / Unaudited)	2013	2012

ASSETS
Noninterest-bearing cash and due from banks	$32,997	$16,364
Interest-bearing cash and cash equivalents	19,351	21,325
Securities	197,941	184,591
Loans held for sale	1,880	5,069
Loans receivable, net	1,031,422	685,163
Bank-owned life insurance	20,553	9,060
Premises and equipment, net	21,455	11,216
Intangible assets	20,339	3,451
Other real estate owned, net	1,520	1,293
Other assets	21,217	15,718

Total assets	$1,368,675	$953,250

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,001,556	$705,148
Borrowings	191,937	106,317
Other liabilities	22,447	16,026
Total liabilities	1,215,940	827,491

Shareholders' equity	152,735	125,759

Total liabilities and shareholders' equity	$1,368,675	$953,250

SELECTED OPERATING DATA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in Thousands / Unaudited)	2013	2012	2013	2012

Interest and dividend income	$9,151	$8,862	$26,008	$26,961
Interest expense	2,064	2,368	6,357	7,311
Net interest income	7,087	6,494	19,651	19,650

Provision for loan losses	443	1,334	633	2,250
Net interest income after provision for loan losses	6,644	5,160	19,018	17,400

Noninterest income	1,233	1,232	5,745	6,319
Noninterest expenses	10,374	7,408	27,164	23,315
Income before income taxes	(2,497)	(1,016)	(2,401)	404

Income tax (benefit) provision	(755)	(316)	(522)	31
Net (loss) income	$(1,742)	$(700)	$(1,879)	$373

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2013	2012	2013	2012

(Loss) earnings per share:
Basic	$(0.17)	$(0.07)	$(0.19)	$0.04
Diluted	$(0.17)	$(0.07)	$(0.19)	$0.04

Weighted average shares outstanding:
Basic	10,310,210	9,569,059	9,814,017	9,785,924
Diluted	10,310,210	9,569,059	9,814,017	9,807,698

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in Thousands, Except Per Share Data / Unaudited)	2013	2012	2013	2012

Selected Performance Ratios:
(Loss) return on average assets (1)	(0.65)%	(0.29)%	(0.25)%	0.05%
(Loss) return on average equity (1)	(5.00)	(2.16)	(1.93)	0.38
Interest rate spread	2.66	2.60	2.60	2.62
Net interest margin	2.85	2.86	2.82	2.89
Efficiency ratio (2)	112.25	90.82	103.19	90.15

Asset Quality Ratios:
Allowance for loan losses			$6,322	$5,826
Allowance for loan losses as a percent of total loans (3)			0.61%	0.87%
Allowance for loan losses as a percent of nonperforming loans			81.76	63.13
Nonperforming loans			$7,732	$9,229
Nonperforming loans as a percent of total loans (3)			0.75%	1.37%
Nonperforming assets (4)			$9,252	$9,889
Nonperforming assets as a percent of total assets			0.68%	1.04%

Per Share Data:
Book value per share			$11.93	$12.59
Less: Intangible assets per share (5)			(1.58)	(0.34)
Tangible book value per share (5)			10.35	12.25
Dividends per share			0.09	0.09

(1) Ratios for the three and nine months have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $20.3 million and $3.5 million at September 30, 2013 and 2012, respectively.

CONTACT:
Diane Phillips, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514